Exhibit 99.1

Corrected Transcript

09-May-2017

Fossil Group, Inc. (FOSL)

Q1 2017 Earnings Call

1-877-FACTSET www.callstreet.com	Copyright © 2001-2017 FactSet CallStreet, LLC

CORPORATE PARTICIPANTS

Eric M. Cerny	Dennis R. Secor
Investor Relations Contact, Fossil Group, Inc.	Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.
Kosta N. Kartsotis
Chairman & Chief Executive Officer, Fossil Group, Inc.	Gregory A. McKelvey
Executive Vice President, Chief Strategy Officer & Chief Digital Officer, Fossil Group, Inc.

OTHER PARTICIPANTS

Edward J. Yruma	Anna Andreeva
Analyst, Pacific Crest Securities	Analyst, Oppenheimer & Co., Inc.

Omar Saad	Dana Telsey
Analyst, Evercore Group LLC	Analyst, Telsey Advisory Group

Oliver Chen	Randal J. Konik
Analyst, Cowen and Company, LLC	Analyst, Jefferies LLC

Erinn E. Murphy	Ike Boruchow
Analyst, Piper Jaffray & Co.	Analyst, Wells Fargo Securities LLC

Simeon Avram Siegel	Heather N. Balsky
Analyst, Nomura Securities	Analyst, Bank of America Merrill Lynch

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to Fossil Group’s First Quarter 2017 Earnings Conference Call. At this time, all participants are in listen-only mode. Later, we will conduct the question-and-answer session, and instructions will follow at that time. [Operator Instructions] As a reminder, this conference is being recorded.

I’d like to introduce your host for today’s conference, Mr. Eric Cerny, Investor Relations of the Fossil Group.

Eric M. Cerny

Investor Relations Contact, Fossil Group, Inc.

Thank you. Good afternoon, everyone. Thank you for joining us and welcome to Fossil Group’s 2017 earnings conference call.

I would like to remind you that information made available during this conference call contains forward-looking information and actual results could differ materially from those that will be projected during this call. Fossil Group’s policy on forward-looking statements and additional information concerning a number of factors that could cause actual results to differ materially from such statements is readily available in our Form 8-K and 10-Q reports filed with the SEC. In addition, the company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Please note that you can find a reconciliation and other information regarding non-GAAP financial measures discussed on this call and our earnings release filed on Form 8-K and in the Investors section of our website. Please note you may listen to a live webcast or a replay of this call by visiting fossilgroup.com under the Investors section.

Now, I would like to turn the call over to the company’s Chairman and CEO, Kosta Kartsotis.

Kosta N. Kartsotis

Chairman & Chief Executive Officer, Fossil Group, Inc.

Thanks, and good afternoon, everyone. I will begin with a few prepared remarks before turning the call over to Dennis Secor, our Chief Financial Officer. Following his prepared remarks, Greg McKelvey, our Chief Strategy and Digital Officer, will join us for the Q&A.

Our results for the quarter, while largely in line with our expectations, continue to reflect a challenging retail environment and the watch category undergoing significant change. The strategies we are pursuing in the midst of these headwinds enable us to better compete in the environment and capitalize on the growing importance of technology to the watch category.

The newness and the innovation that we are infusing into our fashion accessories is gaining traction with our retail partners and consumers alike, demonstrating that technology can be the catalyst needed to drive growth in watches. We are very excited about the next generation of products we are developing and launching throughout the year.

Our design, technology and engineering expertise were on display at the important Basel Watch Fair, where we received a very positive response to our assortment and the improved functionality. We believe we are in a position to further expand our leadership position in the fashion accessory space, expand our addressable market and improve our financial performance.

Our focus for the year continues to be on executing against our New World Fossil restructuring initiative, driving growth in our core watch business and advancing our wearable products within an expanded offering across additional brands.

With wearables, we continue to re-imagine the watch and its capabilities. Innovation has always been at the heart of what we do, which is what makes this period of disruption in watches a very exciting time for our team. We are on track to launch over 300 SKUs this year with enhanced engineering that will enable slimmer cases, more functionality and brighter screens.

We are excited to bring five more brands on to our wearables platform, including DKNY, and Marc Jacobs, MICHELE, Relic and Tory Burch, to the nine other brands we introduced in 2016. Our new products for this year will include slimmer and smaller hybrid smartwatches and full round touchscreen smartwatches with custom displays and branded micro apps to create a portfolio of fashion-first technology accessories.

Within hybrid smartwatches, we will introduce new design variations that include increased functional side pushers, allowing for various customizable tasks and notifications. All of the 14 brands from our portfolio of wearables will benefit from this enhanced functionality.

Hybrid smartwatches represent an opportunity to reach a new generation of watches wearers, and we believe we are uniquely positioned to revolutionize the watch space with these accessories given our depth of brand offerings.

Our 2017 touchscreen smartwatches will see improvements in every way, from better screen resolution to smaller cases sizes and branded micro apps, enabled by the launch of Android Wear 2.0.

Our internal software development team has created apps to offer unique functionalities that align with the look and feel of each brand, a capability made possible through the acquisition of Misfit and the development of our engineering team. In addition to updated Fossil and Michael Kors’ touchscreen watches, we’ll expand the offering to Emporio Armani, Diesel and Misfit, which we’ll all launch this fall.

With the Misfit Vapor, we’ll introduce new features such as optical heart rate monitoring and swim-proof functionality, our first product to offer those features. We continue to broaden our distribution and consumer electronics channels with our new wearables products enabling us to work with new wholesale partners.

Based on the success across the smaller set of stores and the channel during the fourth quarter, we’re working to significantly expand the number of doors we distribute to in the CE channel. We’re moving quickly and reacting to what the consumer is telling us about the new wearable product.

Along those lines, we have simplified the pricing for the Fossil Q assortment offering two price points in hybrids and two price points in display, providing an even more competitive and compelling offer for the consumer.

Driving volume and leveraging the scale we bring to the category is enabling us to improve our product costs, a goal we communicated coming into the year. We are very encouraged by the team’s ability to deliver some of these benefits earlier than we originally expected and will continue to drive further progress to provide the right long-term product margins for the category.

As we shared with you in February, with the addition of technology and new functionality in our watches, we are expanding our addressable market beyond the single category traditional watch space we once competed in. We are now poised to take advantage of the growth in the wearables space, while continuing to leverage our competitive strengths in the traditional watch business in order to increase our share in the combined market.

At the New World Fossil, we continue to execute against this initiative as we create a leaner and more nimble operating platform, capable of better serving our customer and competing in this new retail environment.

During the first quarter, we took expense reduction actions that will better position the organization to support our growth-driving initiatives, while focusing fewer resources on areas of the business that are not as high a priority currently.

We will continue to be disciplined in our approach to managing capital required to navigate New World Fossil. This is a very broad initiative, which demands that we strategically prioritize actions that generate the best returns on our capital investments, actions designed to enhance our organizational structure, as well as our supply chain, an area that can further drive gross margin and profitability improvements over time.

As we continue to advance our comprehensive plan to evolve our business model for the future, we are very pleased with the progress the team has made. With what we have accomplished so far, we are on target to deliver about 40% of New World Fossil’s profit enhancement goal this year and the initiatives we’re driving today should position us to deliver even more against our overall $200 million goal.

We’re very encouraged by the speed with which the organization is adapting to these changes and the commitment shown across the organization to be more disciplined in the way we operate and delivering the expected benefits from this process.

Another area of our business we continue to focus on is driving growth in our own brands. This will continue to be a focus for us as we work to further grow Fossil and Skagen and look for other initiatives that can drive our own revenues.

First quarter results for both brands reflect a softer wholesale environment and weaker traffic in the retail space. However, Skagen was able to deliver a flat performance in the quarter and Fossil declined 10%, both in constant currency.

Fossil declined largely driven by a weaker performance in leathers, a category we are working hard to improve with upcoming design improvements. Our wearables product continues to perform well and we have initiatives in the pipeline to further grow that portion of the business, in addition to the pricing changes I mentioned earlier.

In traditional watches, we are continuing to innovate and have identified several trends that we are distorting. You will also see Fossil launching a new media campaign with an emphasis on social, digital and print marketing utilizing authentic brand ambassadors. These ambassadors were strategically chosen to introduce the Fossil Q product to a wide range of ages and prospective watch wearers, while staying true to the brand heritage.

In closing, our entire team is very energized by the challenge in front of us and focused on growing our core watch business through innovation and leveraging our core competitive strengths. All of our strategic advantages continue to make us the leader in our space and differentiate us from many of our competitors, as we actively seek to add new brands to further enhance our portfolio.

With technology and innovation, we have strengthened our position, and we believe we are on the right track to improve our financial performance, see significant growth in our wearables business this year, as the products grow to represent a much larger percent of our business. And we remain confident in our strategic priorities and the initiatives we are pursuing given their ability to positively impact our results and drive long-term shareholder value.

We will continue to expand our addressable market with successful wearable product launches that leverage our proven design and branding expertise, further establishing our leadership position in the fashion accessories space.

And now I would like to turn the call over to Dennis for additional color on our financial performance. As you’ll hear, we are adjusting our outlook for the year, primarily given further pressure on gross margin due to promotional activity in our outlet channel. The retail landscape is very challenging right now.

While we are very focused on our long-term strategies and the opportunities they represent, we are mindful of the need to balance those with the near-term challenges in the business. We are focused on this and have not lost sight of the importance of striking that balance. Dennis?

Dennis R. Secor

Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

Thanks, Kosta, and good afternoon, everyone. Our first quarter results were largely in-line with our expectations as constant currency net sales decreased 11% and on a reported basis decreased to $582 million. During the quarter, we continued to advance our strategy in wearables driving significant growth in the category, particularly smartwatches, which helped to mitigate the decline in traditional watches.

That decline, combined with the continued softness in leathers, resulted in sales at the lower end of our expectations. For the quarter, we delivered results within our range of expectations and reported a net loss per share of $1, including restructuring charges of $0.35 per share compared to earnings of $0.12 last year. The decline compared to last year was primarily driven by lower sales and gross margins and restructuring charges, mitigated partially by lower operating expenses.

First quarter loss per share was positively impacted by $0.11 due to changes in foreign currency with a strong U.S. dollar negatively impacting our sales and operating margins, however, operating gains from hedging activity more than offset that negative impact.

On a year-over-year comparison, the impact from currency was essentially neutral given last year’s $0.10 positive impact from non-operating contract gains.

To recap the quarter’s sales performance; as we expected, we had a tough comparison in the first quarter given Q1 of 2016 saw greater sell-in across our brands and channels. In addition, the consolidation of our retail store fleet also contributed to our sales decline as we operated with roughly 40 fewer stores compared to last year’s first quarter.

Wearables represented 7% of our sales across product categories and over 75% of those sales came from smartwatches, significantly impacting the trend in the watch category for our key brands. For Michael Kors, while watch sales did decline in the quarter, once again smartwatches positively impacted overall watch trends for the brand by double-digit.

Fossil declined 10% in constant dollars compared to last year, mainly driven by leathers. Despite a low single-digit decline in watches, smartwatches had a significantly positive impact on the watch category for the brand, nearly offsetting the entire decline in traditional watches.

Skagen sales were flat compared to last year with all categories performing similarly. In the retail channel, comp store sales, including e-comm sales, which grew 20% for the quarter, declined 11 % due to further deceleration in traffic trends in our retail stores.

Now from a regional perspective; in the Americas, first quarter sales decreased 17% to $278 million with traditional watches and leathers driving the decline. Declines across all the brands in the portfolio were driven by decreases in traditional watches, primarily offset by connected watches with our strongest performance coming from Michael Kors Access. Both wholesale and retail sales declined at similar rates in the quarter.

In Europe, reported sales decreased 7% to $196 million, a 3% constant dollar decrease. Our relatively flat performance in jewelry and watches with declines in traditional watches offset by connected watches was offset by a decline in leathers. Within the region, continued growth in Skagen and increases in Armani Exchange and Michael Kors were offset by declines in the other brands in the portfolio. Modest growth in Spain was offset by declines in the UK and Middle East with both the wholesale and retail channels decreasing across the region.

In Asia, sales decreased 5% to $109 million with declines in watches led by traditional watches and leathers driving the decrease. Growth in India and China was offset by a decline in Japan and Australia.

In the quarter, gross profit decreased to $290 million and gross margin declined 300 basis points to 49.8%. Lower margin in the retail channel, primarily due to increased promotions to drive sales in our outlets and online, as well as a higher mix of connected products, which currently deliver lower margins were the biggest drivers of the decline. The negative impact of changes in foreign currencies and an increase in the relative mix of off price sales, which were flat to last year, also contributed to the decline.

International mix partially offset those headwinds did as the initial benefits we are seeing from our New World Fossil initiatives and we expect those improvements to expand as we move throughout the year. First quarter operating expenses were $335 million or 57.5% of sales and included $26 million of restructuring costs associated with realigning and optimizing our organizational structure plus store closure cost, primarily in the Americas.

Excluding those items, expenses were significantly lower compared to the first quarter of last year as we begin to realize the initial benefits of New World Fossil. Marketing expenses were also lower than a year ago, as we shifted marketing investments to the second and third quarters to better create awareness and support our significant wearables rollout this year.

Our first quarter operating loss was $45 million, driven by lower sales in gross margins. Expenses were flat as reductions in our ongoing operating expenses offset the $26 million impact of restructuring charges.

First quarter other income increased roughly $3 million to 6 million, due to more favorable foreign currency activity. Interest expense increased roughly $2 million, due to higher interest rates. Our effective income tax rate for the quarter was roughly 3% compared to last year’s 31%, due to changes in tax accounting rules and jurisdictional earnings.

While we had anticipated a small tax charge in the quarter, we ultimately recorded a small benefit, primarily due to our updated estimate for restructuring charges this year, which I will address shortly.

Now, turning to our cash flows and balance sheet. During the quarter, we generated operating cash flow of $51 million, invested $4 million in CapEx and reduced borrowings by $16 million. We improved our net debt position by roughly $221 million compared to a year ago.

We ended the quarter with roughly $321 million in cash compared to $307 million last year and debt of $616 million compared to $823 million a year ago. Inventory levels at the end of the first quarter were down 9% with traditional watch inventories down substantially, enabling us to both invest in wearables inventories to drive growth, while also reducing our overall investment in inventory.

Accounts receivable increased by 4% to roughly $245 million and wholesale DSOs increased by 7 days compared to the prior year, due to timing and shifts in customer mix. Depreciation and amortization expense totaled $21 million for the quarter.

During the quarter, we amended and extended our credit agreement with our banks. This amendment extends the facility until May 2019 and among other things, provides us with greater covenant flexibility during our peak working capital periods.

The amendment also included a higher fee structure, which we had already anticipated. We’re pleased to have the support of our banking partners as we work through the transformation of our business and navigate a challenging retail environment.

Let’s now move to our outlook. With the first quarter now behind us, we’re updating our outlook for the year to reflect our experience and learning from the first quarter. Let me start with our operational results and then later give an update on our New World Fossil restructuring investments.

So on operations let me start with our traditional business. In our traditional business, while sales continued to decline, first quarter sales were modestly stronger than we had planned going into the quarter. We are experiencing an intensifying competitive environment, mainly in our outlets and international concessions, necessitating a greater use of promotions to drive sales in our stores as we compete for consumer spending.

This put more pressure on gross margins, particularly in the second half of the quarter. We were able to mitigate some of that pressure though by further containing expenses, but not enough to fully mitigate the margin headwind. We expect this promotional trend to carry throughout the balance of the year, which is reflected in our updated guidance.

Next, in wearables, while we increased sales by nearly 400% compared to last year, our selling plans were short of our initial plans for the quarter. In the quarter, we also continued working with our licensed partners and now have better visibility into our distribution plans for 2017.

With our ambitious plans, we don’t expect we will get all the distribution we had initially anticipated in place this year, though with the expansion of wearables across a larger portion of our brand portfolio, we continue to expect that we could roughly triple our penetration of wearables revenues, which represented roughly 5% of last year sales.

From an earnings perspective, while we’re adjusting the upper end of our sales expectations to reflect our updated distribution plans, we don’t expect a significant impact to earnings. Based on the greater visibility we now have into our wearable supply chain and product costing, and our first quarter wearables margins, we expect that our wearables margins will be stronger than we had anticipated at the beginning of the year.

Based on these factors, we are updating our annual sales expectations in the range between down 1.5% and 6%, both of which include roughly a 1.5 point currency headwind. We expect our sales growth rates to improve sequentially throughout the year, as we rollout more brands on to our wearables platform progressively throughout the year.

Next to gross margins; we continue to plan that overall gross margins will be down compared to last year, given currency headwinds and the impact of wearables margins on our mix. We are updating our expectations to reflect further headwinds due to the promotional retail environment mainly for traditional watches. Given our better-than-planned wearables cost, we do expect that the mix impact from wearables will not be as severe as we had initially expected.

Moving to expenses; coming out of our first quarter, our team has identified further areas where we can reduce operating costs, gaining greater efficiencies in our operational processes, including accelerating some of our New World Fossil cost benefits into 2017. Our goal is to use these further cost reductions to mitigate anticipated gross margin pressures for the remainder of the year, though we do not expect that we will be able to fully offset these further margin headwinds this year.

For the full year, excluding restructuring charges, we continue to expect to operate with substantially lower expenses throughout the year. After restructuring charges, we’ve updated our plans for the year to focus 2017 investments on activities that deliver near-term cash payback. As a result, we’re now planning to defer some of our planned store closures and now expect total 2017 restructuring charges of roughly $45 million, $12 million of which we expect to incur in the second quarter.

Overall for the year, we expect total expenses to be lower than last year and we expect to operate with the total expense rate that is flat to down compared to last year. We now expect to operate with an operating margin between 1.5% and 2.2%, which includes roughly a 90 basis point headwind related to currencies. We now expect full-year earnings per share in the range between a loss of $0.40 per share and earnings of $0.30 per share.

These updated expectations include a $0.60 restructuring charge, which is $0.41 lower than our previous expectations. Given our adjustment and expected restructuring charges and variability and jurisdictional mix, our guidance now assumes a tax rate in the low 20% range at the lower end and the low 30% range at the upper end and we have adjusted our guidance to reflect this change.

We continue to assume higher interest expense this year compared to a year ago, given our financing activities. And assuming exchange rates remain at prevailing levels, based on our other expectations, we’d expect non-operating currency net benefits roughly similar to last year’s levels.

Based on our current estimates, as we move into the back half of the year, we expect our earnings to sequentially improve. We continue to expect gross margin pressures to be strongest in the third quarter, given the greatest year-over-year change in connected mix relative to last year.

We continue to expect that our planned shift of greater advertising investments into the third quarter will likely dampen the earnings benefit of our anticipated wearables growth. And we also continue to expect that expense timing to turn in the fourth quarter when we expect to generate a substantial majority of this year’s earnings.

For the second quarter, we expect sales to decline in the range between 8% and 11.5%, which includes roughly a 220 basis point currency headwind. We expect operating margin in the range between negative 3.5% to negative 5.5% and a loss per share in the range between $1 and $0.83, which includes a restructuring charge of $0.15 per share.

Let me take a moment to talk about liquidity and cash flow. With the amendments we made to our credit facility, we have additional flexibility to operate during our peak working capital periods. Our recent declines in EBITDA are putting additional pressure on our available capital. However, with our new facility now in place, we expect that it, coupled with our cash generation, will provide us with sufficient resources to manage throughout the year and over the life of the facility.

As a management team, we are highly focused on managing our capital carefully and prudently and are working to improve our position. We are now refocusing both our CapEx and our restructuring investments on those initiatives that drive near-term cash returns. We have opportunities to monetize a modest level of international unencumbered assets.

We’re continuing to drive our investments in inventory down ending Q1 with nearly $60 million less inventory than we had a year ago, and we are focused on other areas to optimize our investment in working capital.

Our goal for the year is to generate overall free cash flow similar to last year’s $144 million. There are headwinds against that goal. The biggest of which are lower operating earnings and higher interest rates.

At our higher level of expectations, those represent roughly an $85 million headwind, including our restructuring investments and the effects of currencies. We have significant offsets to those headwinds. Based on our updated plans, we’ll deploy $30 million less CapEx than last year.

Given this year’s lower earnings, we expect we’ll pay roughly $20 million less in taxes this year. And our goal is to leverage our efforts to manage working capital in inventory and in other areas to bridge the gap. We expect that our cash build this year will primarily be in international markets. While it remains our goal to reduce our debt position that will be challenging this year given that the majority of our restructuring investments will require U.S. cash, limiting our ability to repay our debt, which is U.S. based.

Therefore, we continue to expect to end the year with a relatively similar debt position as last year. Our ability to generate cash flow remains strong even in a disruptive environment. Our net debt position, currently roughly $300 million, improved $180 million in fiscal 2016, and we expect it to substantially improve again this year.

Our capital challenges are twofold. First, the majority of our cash flow was generated overseas, which creates a substantial tax consequence to fully use that cash to repay existing U.S. debt.

Secondly, given that our debt is concentrated with banks; our availability is a significant function of our historical EBITDA, which has been recently declining, including a significant impact from currencies. We remain focused on solutions to mitigate these issues, including diversifying our capital structure, both in terms of markets and tenor.

And with that, we’ll open up the call to your questions. Please limit yourself to one single-part question, so that we can get to everyone and give them a chance to ask a question. If you have further questions, please re-queue and we’ll get to as many questions as time permits.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question is from Ed Yruma of KeyBanc Capital Markets. Your line is open.

Edward J. Yruma	Q
Analyst, Pacific Crest Securities

Hey, guys. Thanks for taking my question. I know you indicated that sell-in on wearables was a little bit short of plans, I guess any specificity there would be helpful.

I know you gave some color around the Fossil lift for wearables, but how did the Michael Kors wearable performance shake out? And was some of the weaker sell-in due to the potential for orders that maybe got pushed out toward the back end of the year? Thank you.

Gregory A. McKelvey	A
Executive Vice President, Chief Strategy Officer & Chief Digital Officer, Fossil Group, Inc.

Yes. We’ll talk about wearables performance on three levels, sales, margins and product delivery. For sales, we mentioned Q1 was below budget, still strong growth of over 400% and was 7% of our total sales.

If you look at the factors for why under-budget, we’re determining that wearables are a bit more of a seasonal business than traditional watches, so we should expect our mix to be a bit lower than in the front end of the year and higher as a percent of total business in the back half.

We ended up pushing out a lot of our marketing in Q1, so there’s very limited marketing and most of that is now aligned against Fossil and Kors and the other brands that we’re launching in Q2 and Q3.

And then it took a bit longer to solidify our expanded distribution through license or approval. So those are now largely in place and aligned with our updated sales goals through the year.

So that’s the summary, nothing specific around Kors. Those products are still performing very well. And for the rest of performance on wearables, margins are coming in better. So as you know, we’ve been — I mentioned on the last call, relentlessly working with our supply base on driving cost out. Those plans aren’t fully solidified, but we’ve got line of sight to those margins improvements accruing sooner than we had originally forecasted. And then Q1 was — has been a significant amount of work as well on delivering on all of the product launches for the back half of the year, which remain on track.

Edward J. Yruma	Q
Analyst, Pacific Crest Securities

Thanks so much.

Operator: Thank you. Our next question is from Omar Saad of Evercore ISI. Your line is open.

Omar Saad	Q
Analyst, Evercore Group LLC

Thank you. I wanted to ask a follow-up on the wearables category. Could you talk about your inventory mix and how you are planning the business, traditional fashion watches versus wearables? Where you stand now? Where you expect that to be later in the year?

And at retail, is there still a lot of traditional fashion watch inventory that needs to be worked through that’s driving the promotions that are pressuring the gross margins a little bit as you try to kind of clear the desk for all the wearable launches in the second half? Thanks.

Dennis R. Secor	A
Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

Yeah. No, I would say, we — you heard us say on the call our inventories are down 9%. The team here has been really focused on managing that well, within that 9% decline, we’ve been able to significantly invest in wearables, which is going to drive our growth and reduce our investments in the traditional business. So we’re accomplishing a number of objectives, both in terms of positioning us well for growth and managing our capital.

We think that the inventories are very clean. We’ve been reducing those inventories significantly. Our clearance this quarter was roughly flat to last — or a year ago rather, which has put some — a little bit of a headwind into the margins. But very pleased with the inventory position we’re coming out of the quarter with.

Gregory A. McKelvey	A
Executive Vice President, Chief Strategy Officer & Chief Digital Officer, Fossil Group, Inc.

In discounting, you’re seeing, Omar, is what we actually referenced in our last call where we’ve got sharp opening price points to drive volume, particularly on Fossil. You’ll continue to see that sharp price points with stepped-up marketing and dramatically improved process, I think that’s the right recipe to drive this business.

Omar Saad	Q
Analyst, Evercore Group LLC

Got it. Thanks. Good luck.

Kosta N. Kartsotis	A
Chairman & Chief Executive Officer, Fossil Group, Inc.

Thank you.

Operator: Thank you. Our next question is from Oliver Chen of Cowen & Company. Your line is open.

Oliver Chen	Q
Analyst, Cowen and Company, LLC

Hi. Thank you. As we look ahead, when should we expect the decline in traditional watches to stop or grow in terms of will the compares ease or are you feeling like there’s the initiatives you’re putting forward will start to drive demand or will that decline for the foreseeable future?

And on the wearables side, can you just brief us on the marketplace, because I’m feeling like there’s a lot of promotional intensity that could be out of your control in the marketplace. So how will you manage margins in that context and what can you do to try to manage a healthy demand profile on some items in terms of making sure that the margin march happens over time? Thank you.

Dennis R. Secor	A
Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

Sure. Let me take the first part of that in terms of the sales trajectory. We’ve said for a while that our biggest challenge is really near-term visibility. You go back to last year, and we were fundamentally operating in a declining market when we were only operating in the traditional watch market. And coming out of the fourth quarter, when we had a strong showing of our wearables performance.

We’re now in a growing wrist device market that is 30%-plus bigger than that standalone traditional watch market. And that growth in that combined wrist device market is being fueled by connected watches.

But we don’t yet have all of our brands on their platform. We haven’t fully developed the distribution for connected, so we’re still in the earlier phases of that part of the evolution. So the near-term challenge is continuing to try to sequence the growth in connected against the headwinds in traditional.

Connected again in the first quarter, which as Greg mentioned, is probably the least impactful quarter given the seasonality of that product, but it did drive double-digit improvement in the trajectories of Kors, very nearly the same in Fossil. So we’re still seeing that wearables can be the catalyst to drive growth in the category. But specifically for 2017, the first quarter was our toughest compare. Remember, we had last year sell-in that we were up against, we’ve got fewer stores, we got currencies, but we do expect as we bring more connected on to the platform that see accelerating growth. Our second quarter guide is a sequential improvement to the first, and we expect that to accelerate as we move through the back half of the year.

Gregory A. McKelvey	A
Executive Vice President, Chief Strategy Officer & Chief Digital Officer, Fossil Group, Inc.

And more specifically on your point around discounting and how we’re seeing the market, on hybrids, I guess, I responded to this with Omar, and this is really about our — the price points that our elasticity curves are telling us drive volumes, were then translated into lower cost, which hit the margin profile we’re looking for the year.

Out of Q1, we’re doing better than we thought. We’re getting cost out even further and so we’re on hybrids feeling good about our ability to continue to grow that business profitably. And that’s really our own — there’s nobody else driving the significant scale in that category like we are.

On the smartwatch, I think the indicators we look for there is that we’re still seeing very strong sell-through for our higher price point products with Michael Kors and the Access watch. We don’t have significant discounting on those. We’re still seeing that and then we’re again intentionally using a high, low strategy on Fossil to drive strong opening price points and volume. So we are — I think, performing well in the marketplace and are effectively on track for our margin expectations.

Kosta N. Kartsotis	A
Chairman & Chief Executive Officer, Fossil Group, Inc.

I would just add that we’re perceiving significantly demand in wearables. If you look at IDC’s latest research, it shows that the smartwatch business last year was about $19 billion, on its way to $35 billion by 2020. And we are — through our new distribution, through CE channels and all our existing distribution, we’re seeing pretty significant demand out there that bodes well for our future in wearables.

Dennis R. Secor	A
Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

You know to kind of punctuate that. We still believe very strongly what we said last time in terms of the long-term that we have the opportunity to drive back to operating margins in those low-teens, driven by three major initiatives to return to a modest level of growth. And we think connected is showing us that we have the opportunity to do that.

We’ve got to deliver New World Fossil, and we are well on our way to delivering the 2017 part of that and connected margins was the third. And you heard Greg say that, we have advanced the ball faster against that initiative this year already. So we certainly continue to believe that, that is an achievable goal for us.

Oliver Chen	Q
Analyst, Cowen and Company, LLC

Thanks for that. That’s great.

Kosta N. Kartsotis	A
Chairman & Chief Executive Officer, Fossil Group, Inc.

Thank you.

Operator: Thank you. Our next question is from Erinn Murphy of Piper Jaffray. Your line is open.

Erinn E. Murphy	Q
Analyst, Piper Jaffray & Co.

Great. Thanks. Good afternoon. Just a question on wholesale partner destocking, has that — traditional watches — has that trend accelerated? Is it flat sequentially or is it still declining? And then I guess just yesterday with Coach’s announcement of the acquisition of Kate Spade. Does that change anything with the licensing relationship you have with Kate, I just don’t know if there’s change in control in that license that could impact, I think, it’s through 2025, so just curious on that? Thanks.

Dennis R. Secor	A
Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

Sure, on the wholesale business, I mean, overall, our traditional business performed pretty much in line with our expectations. Overall, we were a little bit stronger than we anticipated in the international market, a little bit behind in the U.S. but not a material change in the trajectory. So we had expected this and as we — again, we delivered our sales, in fact, into the overall traditional watch business we were actually a little bit ahead of our goals for the quarter.

Kosta N. Kartsotis	A
Chairman & Chief Executive Officer, Fossil Group, Inc.

And as for Kate Spade, as you mentioned, we have a contract with them through 2025 and we are looking forward to working closely with the Kate Spade team and we’re launching wearables this year in Kate Spade.

The brand has been very successful on our portfolio. We think it’s got a long-term future that could be very significant. So looking forward to working with the new team.

Erinn E. Murphy	Q
Analyst, Piper Jaffray & Co.

And so there’s no issue with change in control with Coach now being the owner of Kate and just know how that looked?

Kosta N. Kartsotis	A
Chairman & Chief Executive Officer, Fossil Group, Inc.

No, there’s no change of control, either way in the contract.

Erinn E. Murphy	Q
Analyst, Piper Jaffray & Co.

Okay. And then if I could just sneak one in on leathers, it was pretty challenging in the quarter, down 21%. Could you just elaborate what you are seeing and it’s been obviously a very promotional category for several brands out there, but kind of how should we think about that trend throughout the balance of the year? Thank you.

Kosta N. Kartsotis	A
Chairman & Chief Executive Officer, Fossil Group, Inc.

Yes, I think it’s several things. First of all, I’d say we’ve had some product misses in our own assortment and we’ve been working with a design consultant that’s been very helpful. We’re kind of changing the entire profile of it. We’ve got a lot of new ideas, new materials and we’re actually going to do some pre-testing of all those things on consumer panels, online consumer panels. So we’re going out at it with a totally new approach.

The other thing, as you mentioned, I think, the business has been tough overall. I think the latest NPD numbers for fourth quarter show that I think the total handbag business in United States was down 19%. So the market’s tough, but we do think that with our position and our own stores and website, we’re going to be able to have an opportunity long-term as we change the product and go after.

One thing we are seeing, I think, from our Q is we’re seeing a younger customer come into our store to buy wearable technology, I think we can leverage that into handbags. So we’re looking forward to improving the business and moving forward with a larger opportunity in handbags.

Erinn E. Murphy	Q
Analyst, Piper Jaffray & Co.

Thank you.

Operator: Thank you. Our next question is from Simeon Siegel of Nomura/Instinet. Your line is open.

Simeon Avram Siegel	Q
Analyst, Nomura Securities

Thanks. Good afternoon, guys. Can you quantify any cannibalization you may or may not be seeing, wearable versus traditionals? Dennis, I think when you said tripling wearables, any way to quantify how much would be incremental volume versus maybe a transfer from the traditional. And then just how do you view the sales trajectory of the wearable and traditionals over this year embedded within your guide? Thanks.

Gregory A. McKelvey	A
Executive Vice President, Chief Strategy Officer & Chief Digital Officer, Fossil Group, Inc.

Okay. On cannibalization, I think there’s four things to frame. First off, we don’t give exact cannibalization numbers, but four ways to think about it. One, we’re seeing the right consumer dynamics. So smartwatches in particular, despite smartwatches are in general a new customer that’s coming in and they’re high-quality customer. So, we’re seeing generally younger, higher average basket size, so a lot of incrementality there.

On hybrids, generally it’s an existing traditional watch customer but there’s a willingness to pay for more features and trade up to a higher average unit retail product. Second, we’re seeing significant comp improvements from wearables. So it tells us there is significant amount of incrementality overall.

Third, we’re in this relentless pursuit to drive cost down quickly to get to the point where we’re not going to care as cannibalization occurs, because we’re selling higher average unit retail products at good enough margin to the point where it’s accretive wherever the customer goes and where we’ve got line of sight to getting there.

And then fourth, we have, with these differentiated products that are difficult to do with any reasonable scale with true branding and design, like we’re doing on a global basis. With those advantages, we believe that we are not only transforming our business and unit volume in total, but we are competing in a much larger addressable market and we’ll be taking share, significant share over time in both traditional watches and our expanded addressable market that includes wearables.

Dennis R. Secor	A
Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

Yes, and just on the progression then through the year, traditional versus connected, the way we see that, as I mentioned just a minute ago, the traditional business overall as a portfolio, but generally performs a little bit ahead of our expectations. As we sort of trended out, we see sort of the upper end of our guidance, there was existing trends we’re seeing sort of persisting very modest initiatives that we can capitalize and some emerging trends that we’re seeing.

And then at the lower end, we make an assumption that we see a further step-down in those historical trends beyond what we’ve already seen and observed in our historical data. So that’s sort of a general assumption around the traditional business.

On the connected business, it’s much more of an accelerated growth, what we’re seeing – the things to think about – we’re talking about increasing our penetration significantly in wearables this year that’s going to be more back-loaded. We’re seasonalizing the business that we have during the first quarter, we’re opening a lot of new doors this year. We’re bringing new brands on to the platform, more display watches. We’re assuming that we are going to see some better performance.

We got better product coming in the market, slimmer product, which is going to attract new consumers, better technology, there continues to be enhanced awareness around the category that’s being held by the competition, as well as the investments that we’re making in marketing, better price product assortment, sharper price points and in fact, some of the recent data just published suggest that the wearables market is actually likely to be larger this year than last year. The latest estimate went from $17 billion to $19 billion in 2017. So there’s a lot of work to be done, but there’s a lot of fuel in the tank to drive those numbers.

Kosta N. Kartsotis	A
Chairman & Chief Executive Officer, Fossil Group, Inc.

And it’s really the investment in innovation and in our experience innovation always drives sales results and gets consumers excited in wrist devices. If you look at the overall watch business last year, it was minus 9%. And we’re in a situation now where there’s [ph] $2 billion colliding (45:22) wearables and watches together. It’s a very exciting prospect to bring new consumers in there that may have not worn a watch before and to really disrupt the industry with innovation we think is very exciting.

Dennis R. Secor	A
Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

Yes, and just to complete the point on how we’re thinking about guidance. So what I described in connected more aligns with the upper end of our range. And then there is, obviously, execution risk, there’s a lot of stuff to get done. So, the lower end of our range assumes we don’t fully execute everything in that plan.

Simeon Avram Siegel	Q
Analyst, Nomura Securities

Okay, thanks. Very helpful. And then if I can just for quick clarification, to your point about the balance sheet. Do you expect the incremental interest to go away this year or does that recur? And then just can you help anything that you are embedding for the other income line within the full year and the Q2 guides?

Dennis R. Secor	A
Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

The interest — so with the new amended and extended facility, we had anticipated already in this year that there will be a higher interest. So we already embedded that into our guidance.

There is an acceleration feature as we move through time, one later this year and then another next year. Whether it would be a further increase in interest expense, that’s subject to — that would kick in if we don’t pay down the existing $185 million term loan that we have outstanding today.

And then with respect to the other — what we did say in the prepared remarks is that based on all of our assumptions in the current exchange rate environment that the net below the line kind of currency activity should be roughly similar to last year.

Simeon Avram Siegel	Q
Analyst, Nomura Securities

Great. Thanks a lot, guys. Best of luck for the rest of the year.

Gregory A. McKelvey	A
Executive Vice President, Chief Strategy Officer & Chief Digital Officer, Fossil Group, Inc.

Thank you.

Operator: Thank you. Our next question is from Anna Andreeva of Oppenheimer. Your line is open.

Anna Andreeva	Q
Analyst, Oppenheimer & Co., Inc.

Great. Thanks so much. Couple of questions for us. I guess on wearables, can you elaborate what distribution you guys weren’t able to get during the quarter? Was that U.S. or international? And should we think this is mostly across the CE channel or at department stores? And I guess are you expecting a catch-up in distribution as we go through the year?

And then secondly, you mentioned there was a marketing expenses shift out of 1Q into 2Q and 3Q. What was the dollar amount? Thanks.

Kosta N. Kartsotis	A
Chairman & Chief Executive Officer, Fossil Group, Inc.

We actually slowed down our distribution of wearables to some locations early this year, basically because we didn’t — we were low on stock on our best-selling styles. We were chasing those, and we didn’t feel it’s prudent to really to go to a lot of new distribution until we had the full assortment, including the best-selling stock.

So we’ve largely corrected that. So a lot of that’s going out right now. So we do expect that we will have a very significant additional distribution this year, not only through our existing channel, but through CE channels, websites, et cetera, so we’re getting into position to quantify that year, last year, with the first quarter being the real first initial push for wearables, that we had a concentration, a significant amount of our marketing investment that landed in the fourth quarter.

This year, we see the timing we’re investing, less in the first, Greg just explained that to you, more in the second launches coming into the late second and early third, more in the third relative to last year and then that turned into fourth. So you see the concentration moving away year-over-year from the first into fourth to the second and the third, we didn’t quantify that.

One other comment I’d make on advertising is that, as we mentioned, we’ve done a great job I think of reducing SG&A, including the fact that we’ve absorbed all our Misfit and wearables expenses into our SG&A and still have a smaller number. But we largely have not touched advertising.

Our advertising is still going out pretty much the same that we had last couple of years. A lot of it is focused on wearables and not just at all types of media, but also a lot of training, point of sale and a lot of additional distribution, et cetera. So our marketing largely has not been affected as much as some of our other expenses.

Operator: Thank you. Our next question is from Dana Telsey of Telsey Advisory Group. Your line is open.

Dana Telsey	Q
Analyst, Telsey Advisory Group

Good afternoon, everyone. As you think about and you chatted about the accelerating promotional environment, can you just qualitatively, are you seeing that across all channels? Is it more one category than another? And what drove the acceleration more recently? Is it less traffic? What are you seeing out there to put your arms around it? Thank you.

Dennis R. Secor	A
Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

Yes, where we saw it principally was in our outlets, which has been a trend for the last several [ph] quarters (50:11).

Operator: Sir, you may respond to the question now.

Kosta N. Kartsotis	A
Chairman & Chief Executive Officer, Fossil Group, Inc.

Can you please repeat the question? Operator, can you please repeat the question?

Operator: Yes, sir. Dana Telsey’s line is still open.

Gregory A. McKelvey	A
Executive Vice President, Chief Strategy Officer & Chief Digital Officer, Fossil Group, Inc.

Dana, would you like to repeat your question, please? We’ll come back to that one. Operator...

Dana Telsey	Q
Analyst, Telsey Advisory Group

Hi, can you hear me?

Gregory A. McKelvey	A
Executive Vice President, Chief Strategy Officer & Chief Digital Officer, Fossil Group, Inc.

We can. Thank you, Dana.

Dana Telsey	Q
Analyst, Telsey Advisory Group

Oh, good. I was just asking about as you think about the different channels and the promotional levels, what are you seeing by channel, is it different by channel, is it different by category with this accelerating promotions and what’s changed more recently? Thank you.

Dennis R. Secor	A
Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

Yes, I don’t think the trend has continued. I think it’s just the intensity, the level of promotion that we need to execute to drive the sales. So I think it is just another symptom of the same issue that’s been recurring. It’s always difficult to [Technical Difficulty] (53:36 – 54:20).

Operator: You can speak, sir.

Dennis R. Secor	A
Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

We haven’t heard a question after Dana’s.

Operator: Yes, sir. Our next question is from Randy Konik of Jefferies. Your line is open.

Randal J. Konik	Q
Analyst, Jefferies LLC

Can you hear me now?

Dennis R. Secor	A
Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

We can.

Randal J. Konik	Q
Analyst, Jefferies LLC

Hey, guys. How are you? So, thanks for taking my question. I know there’s some technical difficulties here. I feel like a lot of the call has been focused on the wearable product evolution, which I think is great.

Although, right now, it’s obviously only 7% of the business. So, just kind of what — how can we get comfort, I think what the market’s looking for is how do we kind of think about the traditional watch business, and where those unit volumes kind of start to bottom out and why? And kind of walk us through your thought process on that scenario?

And then I guess just a follow-up around distribution, it sounded like you said like look, we’re looking to more CE channels, et cetera. And you did a good job of reducing your store count. I guess what I’m trying to get towards is what does the distribution footprint need to look like as the product strategy is morphed and the market itself is changed? So I’m just trying to get some help on that traditional watch market, where does it stabilize? I think that’s the most important part of the story and then just the distribution angle around it. Thanks.

Kosta N. Kartsotis	A
Chairman & Chief Executive Officer, Fossil Group, Inc.

Well, as we mentioned before, one of the issues we have is the lack of visibility and exactly when we’ll see the bottom in the traditional watch business. Just overall, our number one objective is to continue to gain share in the watch business. We just think the way to do that right now is with technology.

So we have identified several trends in traditional watches that we are distorting right now to go after it. But the biggest trend that we’re going after which is clear to us and the demand is all there is in wearables.

So if you take our existing distribution where the stores that we sell to have all embraced the idea of wearable technology, they still have a big business obviously in traditional watches, and we’re putting new materials and new ideas and new thoughts in there as we migrate towards a larger number of wearables.

It is bringing younger customers in the store, largely haven’t worn watches before. So we’re starting to see more relevancy in the watch business. In addition to that, we’ve expanded to sell to CE channel, which are — most of those CE channels are selling display smartwatches and hybrids. And we’re seeing very good sales across the board in that channel.

So I would say the entire industry is really seeing the two businesses collide, wearables and traditional watches. It’s giving us additional channels, it’s giving our existing distribution additional customers coming into the store and it’s giving us a larger addressable market.

So I think all in all, we just got to play through it. We do not have the visibility and when the traditional watch business will level off. But what we do know is when we have wearables in a certain brand, whether it’s Kors or Fossil, that the comps are dramatically different when we have wearables and traditional watches in the same environment. And that we think will accelerate as time goes on.

Randal J. Konik	Q
Analyst, Jefferies LLC

And then just may I ask then, Dennis, when you gave the annual revenue guidance or the updated revenue guidance for the year, is there a way we can get the assumption of what the traditional watch business is assumed to be declining at? And how that compares to the first quarter trend?

Dennis R. Secor	A
Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

Well, we’ve given you the overall — the watch decline in the release. We haven’t disclosed the specifics around traditional versus connected. But again, the way we view just the trends on that traditional business is to continue at a decline, at the pace we’ve been seeing on the upper end and then at the lower end to expect some level of further erosion. That is largely the big part of the change in the — or the width of the range. There’s really two risks identified in that range, it’s that further step down in the traditional business and then execution risk in delivering our connected agenda this year.

Randal J. Konik	Q
Analyst, Jefferies LLC

Understood. Thank you.

Dennis R. Secor	A
Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

You bet.

Operator: Thank you. Our next question is from Ike Boruchow of Wells Fargo. Your line is open.

Ike Boruchow	Q
Analyst, Wells Fargo Securities LLC

Hey, sorry, guys. Can you hear me?

Dennis R. Secor	A
Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

We can.

Ike Boruchow	Q
Analyst, Wells Fargo Securities LLC

Sorry about that. I just wanted to go back to the question that Simeon asked about cannibalization. I mean, the only reason I want to ask you again is, clearly the macro is tough out there, but the traditional watch business took a pretty — it took a big step back in Q4 and it’s kind of remained in that run rate in Q1 and that coincides with the launch of wearables.

So, I’m just kind of curious, like, whatever work you’ve done around cannibalization within the traditional watch business, can you share anything with us? Because I’m really trying to understand, if you sell more wearables, are you sure that you’re cannibalizing your high margin existing watch business while you do that and scale that business? Just how do you balance both of those businesses together given the different margin dynamics?

Dennis R. Secor	A
Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

Yes, I mean — let’s see. We don’t have specific data that we’re able to share with you. But, I mean, one way to look at it is kind of refer to what I said earlier about the change in the market. So up until last year, we were operating the market that was declining because we were limited to that traditional watch market.

There were other choices that consumers could make in terms of technology. Our challenge was we couldn’t get that customer. The other choice that the customer was making, we did not benefit it.

So, in a certain sense, you might say that over the last couple of years really arguably into the back half of last year, we were being — using the term loosely, sort of, cannibalized by others in the marketplace.

Now we are in a position, early stages though because we don’t have all of our brands in the platform, but now we are in a position to take advantage of that preference from some of the consumers, moving away from traditional watches into connected watches. And that we believe will grow as we bring more products into the market as we bring better products into the market, more brands into the market, expand our distribution, we will be in a better position to win that customer when a year ago when we didn’t have — we virtually had no offering in connect, so we didn’t win that. We’ve changed our competitive position significantly in the last 12 months.

Ike Boruchow	Q
Analyst, Wells Fargo Securities LLC

Thank you.

Operator: Thank you. Our last question is from Heather Balsky of Bank of America. Your line is open.

Heather N. Balsky	Q
Analyst, Bank of America Merrill Lynch

Hi, thank you for taking my question. I was wondering if you could just talk about New World Fossil and just remind us, what is the split of the 200 million of operating margin opportunity in terms of SG&A and the benefit to gross margin? And then you talked about accelerating some of the cost benefits into 2017. What are those benefits that you think you can accelerate? Thanks.

Dennis R. Secor	A
Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

Sure. So, we haven’t specifically broken out all the components, but what we said is that our goal was to invest. Initially, we thought it would be about $150 million in restructuring charges. That will likely be lower as we’ve reduced some of the store closure plans. But that was largely then to drive a portfolio of improvements that will go into a number of buckets, the total of which is roughly $200 million and it included optimizing and gaining efficiencies in our infrastructure and our organizational structure, improving our ability to leverage our volumes in both our direct and indirect sourcing, designing with a better view to the feature set that a customer was willing to pay for to ultimately eliminate features that just add costs but really don’t motivate the consumer to buy. And then focusing on category management more tightly, looking at our SKU counts, reducing them and become much more efficient with the way we build our product plant.

So that whole portfolio is designed to deliver roughly $200 million of profit improvements over the life of the program. The core organization is laser-focused on this.

We did a lot of work last year and much of that work is going to drive the benefit that we’re seeing in 2017. Based on the way we’ve measured, we think that we will deliver that 40% of that goal in 2017 and then some of the margin benefits take a little longer to cycle through because you have to deal with the design calendars and production calendars before those benefits actually flow through a P&L. But we think we’ve made a lot of progress, and we’re on good track to deliver.

Heather N. Balsky	Q
Analyst, Bank of America Merrill Lynch

Great. Thank you. And just one quick question in terms of your wholesale sales, in terms of department store closures, how much of an impact do you think you saw in the first quarter? And how are you thinking about the rest of the year?

Kosta N. Kartsotis	A
Chairman & Chief Executive Officer, Fossil Group, Inc.

I would say it’s relatively small. As you know, we’re closing some of the small doors. We’re seeing some of those sales obviously migrate to online, and we don’t really expect through this year to be a significant number. In addition to that, of course, we’re adding a lot of additional distribution that will offset some of that. So we don’t think it’s a big impact to us.

Heather N. Balsky	Q
Analyst, Bank of America Merrill Lynch

Okay. Thank you very much.

Operator: Thank you. At this time, I’d like to turn it back to Mr. Secor for closing remarks.

Dennis R. Secor
Executive Vice President, Chief Financial Officer and Treasurer, Fossil Group, Inc.

Thank you very much. First, let me say that we understand there was some technical difficulties on the call. But we’ll be sure that the transcript includes any of those comments that might have not been clear on the line, so everybody can benefit from that. So with that, thank you, again for joining us today. Plan to speak to you again on our next earnings call in August. Thank you very much.

Operator: Ladies and gentlemen, thank you for your participation in today’s conference. This concludes your program. You may now disconnect. Everyone, have a great day.

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